Exhibit 3.1

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

Origo Acquisition Corporation (ROC #291201) (the "Company")

TAKE NOTICE that at a Meeting of the Shareholders of the Company held on 10 March 2017, the following special resolution was passed:

It is resolved as a special resolution THAT, provided the Company has received confirmation from the Current Management (as defined in the Company's definitive proxy statement filed with the Securities and Exchange Commission on February 27, 2017) on or before March 12, 2017 that the initial Contribution (as defined in the Company's definitive proxy statement filed with the Securities and Exchange Commission on February 27, 2017) will be received by the Company within seven calendar days from March 12, 2017, the Amended and Restated Memorandum and Articles of Association of the Company be amended by amending Article 48.4 by deleting the introduction of such section in its entirety and replacing it with the following:

48.4	In the event that the Company does not consummate a Business Combination by September 12, 2017 or such earlier date as determined by the Directors:

/s/ Tina Cansell
Tina Cansell
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited

Dated this 13th day of March 2017